EXHIBIT 10.23

Amendment to Mr. Jordan’s

Executive Employment Agreement

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT made this              day of November, 2003, by and between ITXC Corp., a corporation formed under the laws of the State of Delaware (the “Company”), and Edward B. Jordan (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to retain the continuing services of the Executive and the Executive wishes to continue such employment, and each desires to enter into an agreement to provide for the terms and conditions of such employment set forth herein;

WHEREAS, the Company and Executive have previously entered into an employment agreement dated May [    ], 2003 (the “Prior Contract”) which the parties desire to amend and restate herein

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree that the Prior Contract is amended and restated in its entirety to provide as follows:

1. Employment

The Company agrees to employ the Executive during the Term specified in section 2, and the Executive agrees to accept such continued employment, upon the terms and conditions hereinafter set forth.

2. Term

Subject to Section 6 below and the other terms and conditions of this Agreement, the Executive’s employment by the Company shall be for a term (the “Term”) commencing on May     , 2003 (the “Effective Date”) and expiring on the Expiration Date. For purposes of this Agreement, the term “Expiration Date” shall mean July 1, 2004, except that (a) if a Trigger Event occurs prior to July 1, 2004 (or December 31, 2003 if the Trigger Event relates to a change in the Chief Executive Officer of the Company), the term “Expiration Date” shall mean the date which is one year after the first such Trigger Event and (b) if the parties agree in writing to extend the Term beyond the period provided herein, the term “Expiration Date” shall mean the last day of such extended Term. Notwithstanding anything contained herein to the contrary, in the event that the Executive’s employment with the Company continues after the Expiration Date, the Executive’s employment shall be deemed to be “at will” after the Expiration Date. The effective date of the termination of the Executive’s employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination”. The term “Trigger Event” shall mean (a) a Change in Control of the Company, as that term is defined in the Company’s 1998 Stock Incentive Plan, or (b) a change in the Chief Executive Officer of the Company, but only if such change in chief executive officer occurs prior to December 31, 2003.

3. Duties and Responsibilities

(a) During the Term, the Executive shall retain his current title of Executive Vice President, Chief Financial Officer, Treasurer and Director or shall have such other title as may be agreed between the Executive and the Company. The Executive shall perform such duties and responsibilities as may be assigned to him from time to time consistent with his position, and in the absence of such assignment, such duties as are customary and commensurate with such position. The Executive further agrees to accept election, and to serve during all or any part of the Term, as a director of the Company and as an officer or director of any subsidiary of the Company, without any additional compensation therefor.

(b) The Executive’s employment by the Company shall be full-time and exclusive, and during the Term, the Executive agrees that he will (i) devote substantially all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company and its affiliates; (ii) carry out his duties in a competent and professional manner; (iii) work with other employees of the Company and its affiliates in a competent and professional manner; and (iv) generally promote the interests of the Company and its affiliates. Notwithstanding the foregoing, the Executive shall be permitted to engage in civic or charitable activities and manage his personal investments, provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement and provided that Executive shall not make personal investments that result in his owning more than 5% of the voting stock of any entity that competes with the Company.

(c) The Executive’s principal office shall initially be located in Plainsboro, New Jersey, subject to necessary travel requirements of his position and duties hereunder. The Company reserves the right to move Executive’s principal office to a location within a 50 miles of said location.

4. Compensation

(a) As compensation for his services hereunder, the Company shall pay the Executive, in accordance with its normal payroll practices, base salary compensation at an annual rate not less than Executive’s base salary on the Effective Date.

(b) Subject to the attainment of such individual and Company objectives as the Company shall establish, the Executive shall be awarded a cash bonus for each three month period of employment with a target bonus percentage of base salary equal to not less than the Executive’s target bonus percentage of base salary in effect on the Effective Date.

(c) The Executive has received and will continue to be eligible for the grant of non-qualified options under the ITXC Corp. Stock Incentive Plan.

(d) All compensation paid to the Executive shall be subject to applicable tax withholding requirements.

5. Expenses; Fringe Benefits

During the Term, the Executive shall be eligible for all benefits in accordance with the Company policies in effect from time to time and shall be subject to policies applicable to expenses and benefits of the Company. Notwithstanding anything contained herein to the contrary, the Company reserves the right to modify, amend or terminate any employee benefit plan or policy as it deems appropriate in its discretion; provided that unless required by law, the Company shall not amend, modify or terminate any such plan or policy in a manner that treats the Executive differently from other similarly situated employees.

6. Termination

(a) The Company, by direction of its Board of Directors and/or Chief Executive Officer, shall be entitled to terminate the Term prior to the Expiration Date and to discharge the Executive for “Cause” effective upon the giving of written notice. The term “Cause” shall be limited to the following grounds:

(i) The willful and continued failure by the Executive to substantially perform any of his material duties hereunder or to follow the reasonable and lawful orders of the Board of Directors of the Company or the Chief Executive Officer of the Company;

(ii) The Executive’s misappropriation of material assets of the Company;

(iii) Use of alcohol or illegal drugs, materially interfering with the performance of the Executive’s obligations under this Agreement;

(iv) Indictment, arraignment or conviction of a felony or of any crime involving moral turpitude, dishonesty or theft;

(v) The commission by the Executive of any willful or intentional act, or the Executive’s willful or intentional failure to act, which could reasonably be expected to injure the reputation, business or business relationships of the Company; provided, however, that no act or failure to act on the part of the Executive shall be deemed to be willful or intentional if it was due primarily to an error of judgment or negligence, but shall be deemed willful or intentional if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interests of the Company. Failure to meet performance standards or objectives of the Company by itself shall not constitute Cause for purposes of this Agreement; and

(vi) Any material breach (not covered by any of the clauses (i) through (v)) of any term, provision or condition of this Agreement or of any Company policy.

(b) Upon the termination of the employment of the Executive with the Company pursuant to Section 6(a) or by virtue of a voluntary resignation other than pursuant to a termination under section 6(d) below, or upon termination of the Executive by the

Company subsequent to the Expiration Date, the Company shall pay the Executive, subject to appropriate offsets, as permitted by applicable law, for debts or money due to the Company (collectively, “Offsets”), (i) any earned but unpaid salary compensation, (ii) any earned but unpaid cash bonus, (iii) any unused accrued vacation and (iv) any unpaid reimbursable expenses, in each case as of the Date of Termination. Further, for purposes of the Company’s 1998 Stock Incentive Plan and the stock options granted to the Executive thereunder, in the event of a termination of the employment of the Executive by virtue of a voluntary resignation other than pursuant to a termination under section 6(d) below, (x) all of the Executive’s options shall be fully exercisable as of the date of such resignation and (y) all of such options shall remain exercisable until one year after the Expiration Date. In the event that such voluntary resignation occurs less than three months prior to the end of the Term, the Term shall be deemed extended until three months after the date of such resignation, solely for purposes of this paragraph. Except as otherwise expressly stated herein with respect to the Company’s 1998 Stock Incentive Plan, any benefits to which the Executive or his beneficiaries may be entitled to under the plans and programs described in Section 5 above, or any other applicable plans and programs, as of his Date of Termination shall be determined in accordance with the terms of such plans and programs. Except as provided in this Section 6(b), and except for indemnification obligations and obligations to pay advances under the Company’s Certificate of Incorporation, upon the termination of the Executive’s employment under the circumstances set forth in this Section 6(b), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amount of whatever nature.

(c) A “Termination Event” shall mean the occurrence of any of the following, provided that the Termination Event occurs either after a Trigger Event or in anticipation of an expected Trigger Event: (i) actual termination of the Executive’s employment by the Company without Cause; (ii) a demotion of the Executive or a material diminution in the Executive’s responsibilities or authority; (iii) the Executive’s being required to relocate more than 50 miles from his current place of employment; or (iv) a reduction of the Executive’s base compensation or total target compensation. The Executive shall be entitled to terminate his employment and such termination shall be deemed a Termination Without Cause in the event that a Termination Event occurs or if, prior to the Expiration Date the Company is in default of a material term of this Agreement, which default remains uncured for a period of 30 days after written notice of such default from the Executive to the Company, such notice to specify the specific nature of the claimed default and the manner in which the Executive requires such default to be cured. Notwithstanding any such termination, or in the event the Executive suffers a Termination Event prior to the Expiration Date (hereinafter referred to as a “Termination Without Cause”), the restrictions set forth in Section 8 shall remain in full force and effect.

(d) In the event of a Termination Without Cause, as liquidated damages, the Executive shall be entitled to receive from the Company, subject to any Offsets and provided that the Executive is not in breach of his obligations to the Company under Section 8 hereof, (i) the Executive’s Salary and Bonus Component (as hereinafter defined), reduced by any income earned by the Executive, from any entity determined in the sole judgment of the Company’s Board of Directors to be in competition with the Company, as a result of gainful activity during the remainder of the Term whether as an employee, principal, partner, agent, consultant, co-venturer or in any other capacity, (ii) any unpaid reimbursable expenses outstanding, and (iii) any unused accrued paid personal time off days, as of the Date of Termination. Further, for purposes of the Company’s 1998 Stock Incentive Plan and the stock options granted to the Executive thereunder, in the event of a Termination Without Cause, the Executive shall be deemed to be employed through the last day of the Term. In the event that the Termination Without Cause occurs less than three months prior to the end of the Term, the Term shall be deemed extended until three months after the date of Termination Without Cause, solely for purposes of this paragraph. Except as otherwise expressly stated herein with respect to the Company’s 1998 Stock Incentive Plan, any benefits to which Executive or his beneficiaries may be entitled to under the plans and programs described in section 5 above, or any other applicable plans and programs, as of his Date of Termination shall be determined in accordance with the terms of such plans and programs; provided, however, that the first six months of the Executive’s cost of continued “COBRA” medical coverage, should such coverage be elected, shall be the same as the cost paid by active executives of the Company for group health coverage. Except as provided in this section 6(d) in connection with a Termination Without Cause, and except for indemnification obligations under the Company’s Certificate of Incorporation, (x) the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature and (y) the Executive shall be under no obligation to mitigate his damages or to seek other employment. It is agreed that the provision of this Section 6(d) shall lapse as of the Expiration Date and shall not be deemed to continue as a result of continued employment of the Executive unless provided for in a written agreement.

(e) The term “Executive’s Salary and Bonus Component” shall mean, for the Executive:

(i) all earned but unpaid salary accrued through the date on which a Termination Without Cause occurs and all bonuses earned but unpaid for periods up to, but not including, the calendar quarter in which such termination occurs;

(ii) the Executive’s then current salary, payable during the period from the day after the date of such termination through the last day of the Term and payable at such intervals as shall have applied immediately prior to such termination;

(iii) a bonus under the Company’s incentive compensation program for the calendar quarter in which such termination occurs, payable within 30 days after the end of such quarter and in an amount equal to 90% of the Executive’s then current quarterly target bonus;

(iv) a bonus under the Company’s incentive compensation program for the period beginning on the first day of the calendar quarter (the “Second Quarter”) immediately following the calendar quarter in which such termination occurs and ending on the sooner of (x) the last day of the Second Quarter or (y) the later of (1) the last day of the Term or (2) the Final Date, payable within 30 days after the end of such period and in an amount equal to 90% of the Executive’s then current quarterly target bonus multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the number of days in the Second Quarter; and

(v) in the event that the last day of the Term occurs prior to the Final Date (as defined herein), a lump sum amount equal to the Executive’s then current annual salary multiplied by a fraction, the numerator of which shall be the number of days from the day after the last day of the Term through and including the Final Date and the denominator of which shall be 365.

(f) Thus, by way of example, if (a) a Trigger Event were to occur on December 15, 2003, (b) this Agreement were to terminate as a result of a Termination Without Cause on March 15, 2004, (c) at the time of such termination, the Executive’ salary is $150,000 per year and (d) at the time of such termination, the Executive’s target bonus is $28,000 per quarter, then the Executive’s Salary and Bonus Component would equal:

(i) all earned but unpaid salary accrued through March 15, 2004 and all bonuses earned but unpaid through December 31 ,2003;

(ii) salary at the rate of $150,000 per year, payable during the period from March 16, 2004 through December 15, 2004;

(iii) a bonus for the quarter ending March 31, 2004 in an amount equal to $25,200; and

(iv) a bonus for the quarter ending June 30, 2004 in an amount equal to $25,200.

(g) The term “Final Date” shall mean the date which is a specified number of weeks after the Date of Termination. Such specified number shall be the lesser of (x) 26 and (y) two times the number of full six month periods during which the Executive shall have been employed by the Company as of the Date of Termination.

7. Disability; Death

(a) In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as “disability”), the Company shall have the right to terminate the Executive’s employment hereunder as at the end of any calendar month during the continuance of such disability upon at least 30 days’ prior written notice to him. In the event of the Executive’s death during the Term, the Date of Termination shall be the date of such death.

(b) In the event the Executive’s employment terminates pursuant to section 7(a), the Executive, or in the case of his death, the Executive’s estate, shall be entitled to receive, subject to any Offsets, (i) all salary and bonus compensation earned but unpaid as of the Date of Termination, (ii) any unpaid reimbursable expenses outstanding and (iii) any unused accrued vacation, as of such date. Any benefits to which the Executive or his beneficiaries may be entitled under the plans and programs described in Section 5 above, or any other applicable plans and programs, as of his Date of Termination shall be determined in accordance with the terms of such plans and programs. Except as provided in this Section 7(b), in the event of the Executive’s termination due to disability or death, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature.

8. Confidential Information and Noncompete

The Executive acknowledges that the provisions of the employee confidentiality, intellectual property and noncompete agreement (the “Employee Agreement”) previously executed by him remain in full force and effect, except that the noncompete provisions shall, unless waived by the Company, expire twelve months after the date on which the Executive is last paid by the Company. Executive may voluntarily elect to stop payments from the Company at any time.

9. Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

10. Assignment

This Agreement is a personal contract and the Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligation of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company; provided, however, the Company may not assign or transfer its rights or obligations under this Agreement unless such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

11. Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

12. Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

15. Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) on the next business day, if sent by facsimile transmission or prepaid overnight courier service, and in each case, addressed as follows:

If to the Executive:

Edward B. Jordan

[Home address omitted]

If to the Company:

ITXC Corp.

750 College Road East

Princeton, New Jersey 08540

Attention: Chief Executive Officer

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

16. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without application of conflict or law provisions applicable herein.

17. Subsidiaries and Affiliates

As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

18. No Conflict

The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

19. Entire Agreement

This Agreement and the Employee Agreement represent the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior agreements, plans and arrangements relating to the employment of the Executive the Company are nullified and superseded hereby.

20. Headings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ITXC CORP.

By:	/s/ Tom Evslin
Name: Tom Evslin Title: Chairman and CEO

Executive’s Signature

/s/ Edward B. Jordan
Edward B. Jordan